Exhibit 99.1

200 South Wacker Drive, Suite 1900, Chicago, IL 60606     Telephone (312) 894-5000    Facsimile (312) 894-5001     World Wide Web orbitz.com

Media Contact:	Investor Contact:
Maryellen Thielen	Frank Petito	Note: ORBZ analyst call
312/894-4815	312/894-4830	tomorrow at 10 a.m. Central
mthielen@orbitz.com	fpetito@orbitz.com	time at http://ir.orbitz.com

ORBITZ, INC. REPORTS RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2003

•	Revenues up 35 percent to $69.7 million for the fourth quarter; 2003 revenues rose 38 percent to $241.8 million
•	Reported net loss of $14.6 million for the fourth quarter and $16.0 million for 2003 include a non-cash charge of $26.5 million related to an April 2002 restructuring of stock options 1
•	Net income as adjusted for the non-cash charge was $11.9 million for the fourth quarter and $10.5 million for 2003
•	Strong growth in the merchant hotel business; overall non-air travel revenues up 120 percent in 2003

Chicago, Feb. 10, 2004 – Orbitz, Inc. (NASDAQ:  ORBZ) today announced results for the fourth quarter and full year 2003, including strong growth in its merchant hotel business.

For the quarter ended Dec. 31, 2003, net revenues increased 35 percent to $69.7 million from $51.5 million for the fourth quarter of 2002.  The company reported a fourth quarter 2003 net loss of $14.6 million, or 40 cents per pro forma diluted share(2), which includes $26.5 million of expected non-cash compensation charges relating to an April 2002 restructuring of Orbitz’ outstanding stock options(1).  These charges were recorded following Orbitz’ initial public offering (IPO) in December 2003.  Because the restructuring is non-recurring, management believes that excluding the resulting non-cash charge is more representative of the company’s performance.  Excluding this non-cash charge of $26.5 million, fourth quarter 2003 net income would have been $11.9 million, or 30 cents per pro forma diluted share.  In the fourth quarter of 2002, Orbitz reported net income of $3.8 million, or 10 cents per pro forma diluted share.

“As a newly public company, it is gratifying to report a strong quarter and year,” said Jeff Katz, chairman, president and CEO of Orbitz.  “Fourth quarter revenues grew 35 percent, gross bookings climbed 34 percent and the fast-growing Orbitz Merchant Hotel program is now more than a third of our hotel revenues, just 10 months after its launch.  Excluding the non-cash charge – which we think is the best way to evaluate our performance – Orbitz has become solidly profitable, with net income in each of the last two quarters and strong cash flow from operations in each of the last five quarters.  Excluding the non-cash charge, Orbitz also was profitable for the full year 2003.

- more -

“In just 2½ years, Orbitz has become one of the top three travel sites on the Internet based on gross bookings,” Katz said.  “We have become widely accepted as having a leading air travel offering and customer care program.  In addition, we are particularly pleased with the success of our recent diversification from air into other travel areas – such as hotels, cars and vacation packages.  Hotels are one of our fastest-growing product offerings.  We currently have contracts with more than 7,000 properties through the Orbitz Merchant Hotel program, and our customers can book rooms at more than 45,000 hotel properties worldwide through this and our other hotel programs.

“We plan to build on our momentum by improving our merchant hotel offering, dynamic packaging product and corporate travel business,” Katz said.  “We also plan to launch our attractions and services offering in the first half of this year.”

Fourth Quarter 2003 Highlights

Gross bookings and revenues.  For the fourth quarter of 2003, Orbitz’ gross travel bookings increased 34 percent to $926.5 million versus $690.6 million in the same period of 2002.   Net revenues increased 35 percent to $69.7 million from $51.5 million for the fourth quarter of 2002, reflecting growth in each of Orbitz’ three revenue categories:

•                  Air revenues:  Air revenues increased 31 percent to $45.0 million for the fourth quarter of 2003 from $34.4 million for the same period of 2002.  Revenues benefited from higher transaction volume, a $1 increase in per-ticket service fees and a $3.8 million increase in air revenues due to the timing of recognition of incentive fees paid to Orbitz by Worldspan, which we received in the third quarter of 2002.  Orbitz also experienced strong growth in its Supplier Link program, which accounted for 41 percent of transactions in the fourth quarter of 2003 versus 14 percent for the fourth quarter of 2002.

•                  Other travel revenues.  This category includes hotel, car, vacation packages and cruise revenues.  Other travel revenues rose 49 percent to $15.9 million for the fourth quarter of 2003 from $10.7 million for the fourth quarter of 2002, which included a $3.3 million one-time payment from a hotel travel partner.  The increase was largely driven by the Orbitz Merchant Hotel program, which accounted for more than 33 percent of hotel revenues in the fourth quarter of 2003, versus zero percent in the same period of 2002.  Under the Orbitz Merchant Hotel program, launched in March 2003, Orbitz negotiates rates with hotels for room inventory.  Typically, rooms sold under the program generate significantly higher per- transaction revenues for Orbitz than hotel rooms sold using other methods.

•                  Other revenues.  This category includes advertising revenues and airline website hosting revenues.  Other revenues grew 35 percent to $8.7 million for the fourth quarter of 2003 from $6.5 million for the fourth quarter of 2002.

Gross profit and cost of revenues.  Gross profit increased 53 percent to $53.1 million for the fourth quarter of 2003, versus $34.8 million in the same period of 2002.  Contributing to the improvement was both a higher revenue base and a lower cost of revenues.  Cost of revenues was $16.6 million for the fourth quarter of 2003, compared with $16.7 million for the same period of 2002.  The decrease in cost of goods sold was due in part to a reduction in a credit card fraud reserve, lower rebates of reservation system booking incentives to air suppliers as volume shifted to Orbitz’ Supplier Link program, and declining per-transaction travel fulfillment costs.

Operating expenses.  Reported operating expenses were $68.0 million for the fourth quarter of 2003, compared with $31.2 million for the same period of 2002.  Excluding the non-cash charge of $26.5 million, operating expenses were $41.5 million, a 33 percent increase from 2002 levels.  In order to continue building brand awareness and growing its base of 21 million registered users, Orbitz increased its sales and marketing expense 48 percent to $27.2 million for the fourth quarter of 2003 from $18.3 million for the year-earlier period.

Balance sheet and capitalization.  Orbitz’ cash position was $173.9 million at Dec. 31, 2003, compared with $56.0 million at Dec. 31, 2002, primarily due to $95.4 million in net proceeds from the company’s IPO in December 2003 and cash generated from operations.

Other Fourth Quarter Highlights

•                  McDonald’s chose Orbitz for Business as its exclusive travel provider, making Orbitz for Business the first online agency to be selected by a Fortune 150 company as agency of record.

•                  Continuing Orbitz’ leading position in innovative travel shopping tools, the company launched its trademarked dynamic packaging matrix to enable users to compare multiple flight-and-hotel combinations at a glance, facilitating the creation of customized packages involving air, hotel and other products in one transaction at one bundled price.

•                  Orbitz introduced DealDetector™, a personalized search tool that automatically alerts users to the latest airfare deals and provides complete information about flight availability and total pricing.

•                  The company announced that Orbitz was ranked No. 1 in online customer experience in the 2003 Online Customer Respect Study of Airline, Travel and Hotel/Resort Casinos, conducted by the independent Customer Respect Group.

•                  Orbitz continued to rank among the top three Internet travel sites in terms of site traffic.  In December, orbitz.com had the most unique visitors of any major U.S. travel site, according to comScore Media Metrix.

Full-Year Highlights

Gross bookings and revenues.  Orbitz’ gross travel bookings increased 34 percent to $3.44 billion for 2003 versus $2.57 billion for 2002.  Net revenues climbed 38 percent to $241.8 million for 2003, compared with $175.5 million for 2002.

•                  Air revenues.  Air revenues increased 19 percent to $158.9 million for 2003, versus $133.9 million for 2002, benefiting from a 20 percent increase in transaction volume and a $1 increase in per-ticket service fees.  Supplier Link transactions represented 33 percent of transactions in 2003 versus 4 percent in 2002.

•                  Other travel revenues.  Other travel revenues climbed 120 percent to $51.2 million for 2003 from $23.2 million for 2002, primarily due to the introduction of the Orbitz Merchant Hotel program, which accounted for more than 20 percent of total hotel revenues in 2003 versus zero percent in 2002.

•                  Other revenues.  Other revenues rose 73 percent to $31.8 million for 2003 from $18.4 million for 2002, primarily due to increased advertising and hosting revenues.

Gross profit and cost of revenues.  Gross profit for 2003 increased 70 percent to $171.7 million from $101.1 million for 2002.  Cost of revenues declined to $70.1 million for 2003 from $74.4 million for 2002 due to a reduction in the credit card fraud reserve, lower rebates of reservation system booking incentives to air suppliers as volume shifted to Orbitz’ Supplier Link program, and declining travel fulfillment costs per transaction.

Operating expenses.  Reported operating expenses for 2003 were $188.6 million, compared with $119.9 million for 2002.  Excluding the non-cash charge of $26.5 million, 2003 operating expenses were $162.1 million, a 35 percent increase from 2002.  In order to continue building brand awareness and growing its user base, sales and marketing expense was $110.6 million for 2003, a 52 percent increase from $72.9 million for 2002.

Net income (loss).  The company reported a 2003 net loss of $16.0 million, or 46 cents per pro forma diluted share, compared with a net loss of $17.9 million, or 53 cents per pro forma diluted share, for 2002.  Excluding the non-cash charge of $26.5 million, 2003 net income was $10.5 million, or 26 cents per pro forma diluted share.

Outlook for 2004

For the full year 2004, Orbitz expects to achieve:

•                  Revenue of $320 million to $340 million.

•                  Adjusted pre-tax income of $50 million to $60 million, excluding IPO-related stock-based compensation charges of approximately $5.6 million(4); adjusted pre-tax diluted earnings per share of $1.14 to $1.36.

•                  Reported pre-tax income of $44 million to $54 million; reported pre-tax diluted earnings per share of $1.00 to $1.23.

•                  The company expects weighted average 2004 diluted shares outstanding of approximately 44 million, including outstanding options calculated via the treasury method and treating convertible preferred stock on an as-converted basis.

•                  The company does not expect to pay taxes in 2004.

For the quarter ending March 31, 2004, Orbitz expects to achieve:

•                  Revenue of $68 million to $70 million

•                  We expect revenues to be close to fourth quarter 2003 levels, primarily due to the timing variation in booking incentive fees from Worldspan.

•                  Adjusted pre-tax income of breakeven to $2 million, excluding IPO-related stock-based compensation charges of approximately $1.4 million(4); adjusted pre-tax diluted earnings per share of $0.00 to $0.05.

•                  In addition to lower revenues due to Worldspan timing issues, seasonally higher marketing expenditures will impact profitability in the quarter.

•                  Reported pre-tax income of $(1.4) million to $0.6 million; reported pre-tax diluted earnings per share of $(0.03) to $0.01.

•                  The company expects first quarter weighted average diluted shares outstanding of approximately 43 million, including outstanding options calculated via the treasury method and treating convertible preferred stock on an as-converted basis.

•                  The company does not expect to pay taxes in the first quarter of 2004.

Due to historical seasonal travel patterns, continued improvements in our merchant hotel, dynamic packaging and corporate business, and the introduction of our attractions and services business, we expect to see increased levels of profitability in the second half of 2004.

About Orbitz:

Orbitz, Inc. became a publicly traded company on Dec. 17, 2003, when its shares were listed on NASDAQ under the ticker symbol ORBZ.  Orbitz is a leading online travel company that enables travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages.  Since launching its website in June 2001, Orbitz has become the third largest online travel site based on gross travel bookings.  On www.orbitz.com,  consumers can search more than 455 airlines, as well as rates at over 45,000 lodging properties and at 23 car rental companies.  For more information on the company, visit the Orbitz Investor Relations site at http://ir.orbitz.com.

Statements in this press release regarding Orbitz that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause such statements to differ materially from actual future events or results.  Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause Orbitz’ actual results to differ materially from those described in a forward-looking statement: Orbitz’ ability to retain and attract customers on a cost-effective basis; increasing competition from existing or new competitors; relationships with Orbitz’ controlling stockholders and with other travel suppliers; limitations that could affect the expansion of our Supplier Link business; risks relating to our ability to expand our business generally; specific risks that could affect our ability to achieve growth plans for portions of our business, such as hotels; rapid technological change affecting our industry; risks associated with litigation or government regulation; declines, disruptions or events affecting the travel industry; potential fluctuations in our quarterly and annual results.  This list is intended to identify only certain of the principal factors that could cause actual results to differ.  Readers are referred to the reports and documents filed from time to time by Orbitz with the Securities and Exchange Commission for a discussion of these and other important risk factors.  Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release.  Orbitz undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Orbitz, Inc.

Consolidated and Combined Balance Sheets

(in thousands)

	Dec. 31, 2003	Dec. 31, 2002
Current assets:
Cash and cash equivalents	$173,939	$56,028
Restricted investments	7,537	1,391
Accounts receivable	11,031	4,214
Due from related parties	3,305	5,735
Prepaid expenses	4,973	3,156
Other current assets	1,394	942
Total current assets	202,179	71,466
Property and equipment, net	17,146	21,476
Long-term assets:
Restricted investments	1,265	2,338
Other assets, net	355	333
Total long-term assets	1,620	2,671
Total assets	$220,945	$95,613

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,206	$6,107
Accrued compensation	6,309	6,013
Accrued supplier rebates	899	1,377
Due to related parties	2,810	3,283
Accrued expenses	24,086	14,819
Deferred revenue	11,896	7,858
Total current liabilities	51,206	39,457
Long-term liabilities	6,924	2,253
Redeemable convertible preferred stock	11,323	—
Shareholders’ equity	151,492	53,903
Total liabilities and shareholders’ equity	$220,945	$95,613

Orbitz, Inc.

Consolidated and Combined Statements of Operations

(in thousands, except per share data)

	Quarter Ended Dec. 31, 2003	Quarter Ended Dec. 31, 2002	Year Ended Dec.31, 2003	Year Ended Dec.31, 2002
Revenues, net:
Air revenues, net	$45,010	$34,354	$158,871	$133,870
Other travel revenues	15,939	10,695	51,157	23,249
Other revenues	8,747	6,475	31,812	18,391
Total revenues, net	69,696	51,524	241,840	175,510
Cost of revenues	16,560	16,704	70,130	74,435
Gross profit	53,136	34,820	171,710	101,075
Operating expenses:
Sales and marketing	27,214	18,344	110,610	72,851
Technology & development	6,826	7,655	26,779	26,530
General and administrative	7,226	5,018	23,444	19,674
Stock-based compensation(1)	26,778	208	27,785	878
Total operating expenses	68,044	31,225	188,618	119,933
Operating income (loss)(2)	(14,908)	3,595	(16,908)	(18,858)
Interest income	283	244	879	983
Tax benefit (expense)	—	—	—	—
Net income (loss)(2)	$(14,625)	$3,839	$(16,029)	$(17,875)
Pro forma net income (loss) per share(3)
Basic	$(0.40)	$0.10	$(0.46)	$(0.53)
Diluted	(0.40)	0.10	(0.46)	(0.53)
Pro forma weighted average number of shares outstanding(3)
Basic	36,568	35,602	35,919	35,109
Diluted	36,568	37,187	35,919	35,109

(1)  A total of $26.5 million of the non-cash stock compensation charge relates to the April 10, 2002 restructuring of Orbitz’ outstanding stock options, which provided for all shares underlying the outstanding options to be converted from non-voting stock to voting stock upon the exchange of Orbitz, LLC membership units into common stock of Orbitz, Inc., which occurred upon the closing of the IPO.  This change was deemed to constitute a new grant of all options outstanding as of the restructuring, resulting in a total non-cash stock compensation charge to be recorded of $33.5 million.  Of this total, $26.5 million was recognized in the fourth quarter of 2003, and the remaining $7.0 million will be recognized as the options vest in 2004, 2005 and 2006.

(2)  The net loss for the fourth quarter and full year 2003 includes a $26.5 million non-cash stock-based compensation charge as discussed in footnote 1.  Because the restructuring event that triggered the charge is unusual and non-recurring, management believes that excluding the resulting non-cash stock-based compensation charge from 2003 is more representative of the company’s performance.  Excluding this stock-based compensation charge of $26.5 million, fourth quarter 2003 net income would have been $11.9 million, or 30 cents per pro forma diluted share, and 2003 net income would have been $10.5 million, or 26 cents per pro forma diluted share.

(3)  Before the December 2003 IPO, ownership in the enterprise was reflected primarily through membership in Orbitz, LLC, with only a small number of outstanding shares in Orbitz, Inc.  The financial statements of Orbitz, Inc. and Orbitz, LLC were presented on a combined basis and accordingly, there is no single capital structure upon which to calculate historical earnings per share information.  In addition, management has determined that presentation of earnings per share for 2003 and prior periods is not meaningful to investors.  On Dec. 19, 2003, the members of Orbitz, LLC exchanged their membership units for shares of common stock and preferred stock of Orbitz, Inc.  Pro forma earnings (loss) per share is calculated based on the weighted average number of shares outstanding assuming that all units held by members in Orbitz, LLC had been converted to shares in Orbitz, Inc. as of the beginning of each period presented, after giving effect to the 1-for-3 reverse stock split that occurred on Nov. 25, 2003 and the automatic conversion of Class C common stock to Class A common stock that occurred immediately prior to the IPO.  Net income to common shareholders reflects charges for dividends and accretion on the preferred stock as if it had been outstanding at the beginning of each period presented.  In periods where a loss is shown, basic and diluted loss per share are the same, because the net effect would have been anti-dilutive.

(4)  Total stock compensation charges for the full year 2004 are expected to be approximately $6.9 million.  Total stock compensation charges for the first quarter of 2004 are expected to be approximately $1.7 million.

Orbitz, Inc.

Other Data

(in thousands)

	Quarter Ended Dec. 31, 2003	Quarter Ended Dec. 31, 2002	Year Ended Dec. 31, 2003	Year Ended Dec. 31, 2002
Net income (loss)	$(14,625)	$3,839	$(16,029)	$(17,875)
Interest income	(283)	(244)	(879)	(983)
Income tax benefit (expense)	—	—	—	—
Depreciation and amortization expense	3,484	2,895	12,929	12,576
Earnings before interest, income taxes, depreciation and amortization (EBITDA)(5)	(11,424)	6,490	(3,979)	$(6,282)
Stock-based compensation related to restructuring of capitalization upon the IPO closing	26,474	—	26,474	—
Adjusted EBITDA(5)	$15,050	$6,490	$22,495	$(6,282)

Gross bookings	926,457	690,630	3,442,661	2,566,612
Gross profit	53,136	34,820	171,710	101,075

(5)  Management believes that EBITDA is a useful supplement to net income (loss) and other operating statement data to help investors understand Orbitz’ ability to generate cash flows from operations that are available for taxes, debt service and capital expenditures.  Furthermore, management believes that adjusted EBITDA provides a better indication of the cash-generating nature of our business because the restructuring event that triggered the $26.5 million non-cash stock-based compensation charge in the fourth quarter of 2003 is unusual and non-recurring.

###